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DIAMETRICS MEDICAL, INC.

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Filed by Diametrics Medical, Inc. Pursuant to Rule 14a-12 Under the Securities Exchange Act of 1934 Commission File No. 0-21982

[LOGO OF DIAMETRICS MEDICAL]

Contacts:

Diametrics Medical, Inc.

David Kaysen, CEO/Larry Betterley, CFO

(651) 639-8035

FOR IMMEDIATE RELEASE

Diametrics Medical Announces the Sale of

Its Intermittent Testing Business

St. Paul, Minnesota – July 18, 2003 – Diametrics Medical, Inc. (OTCBB: DMED) today announced that it has entered into an Asset Purchase Agreement with International Technidyne Corporation (ITC), a wholly owned subsidiary of Thoratec Corporation (NASDAQ: THOR) to sell substantially all of the assets of its’ intermittent testing business. The sale is subject to approval by Diametrics’ shareholders and customary closing conditions. Assuming Diametrics’ shareholder approval, the transaction is expected to close later this year.

The terms of the Asset Purchase Agreement require ITC to pay Diametrics approximately $5.2 million in cash, which may be adjusted downward if any purchase price adjustments are required, and to assume up to $550,000 of related liabilities. Of this $5.2 million cash payment, $780,000 will be placed in escrow by ITC for 180 days after the closing of the transaction to fund indemnification obligations, if any, that may arise.

Diametrics is selling substantially all of the assets used in the operation of its intermittent testing business, which manufactures and sells intermittent blood testing products based upon electrochemical sensor technology, primarily consisting of the IRMA® SL Blood Analysis System and related cartridges for a broad range of critical care, point of care blood analysis. This transaction will allow Diametrics to focus on the development of its continuous monitoring business. ITC is a leader in the development, manufacture and marketing of point of care hemostasis management products for use in hospitals, physician’s offices and the home.

“This sale of our intermittent testing business is the first key step in our strategic refocusing of Diametrics”, said David B. Kaysen, President and CEO of Diametrics. “The integration of ITC’s hemostasis product line and Diametrics’ blood gases/electrolytes product line produces an optimal menu, providing significant value to our customers. The combination of ITC’s current strength in point of care coagulation testing in hospitals along with IRMA’s broad critical care testing menu creates a strategic synergy in the point of care testing market.”

Kaysen went on to say, “The Board of Directors at Diametrics and I are particularly pleased that ITC has decided to maintain manufacturing, regulatory and many R&D functions at our facility in Roseville, Minnesota. In addition, ITC will employ the vast majority of our people in the Roseville facility.”

Larry Cohen, President of ITC said, “All of us at ITC and Thoratec are pleased and excited to add the IRMA Blood Analysis System to our family of coagulation products aimed at the point of care testing market. The IRMA product line and technology are well known and accepted throughout the world. We are also pleased to welcome the many highly skilled new employees from Diametrics to the ITC family.”

Kaysen also added, “Diametrics will now be a smaller and more focused business with all of our talents, energy and resources directed toward our continuous monitoring business. This business includes our TrendCare® Continuous Blood Gas Monitoring System, including the Neotrend® and Paratrend 7® sensors and the Neurotrend® Cerebral Tissue Monitoring System. One of today’s urgent needs in critical care is to reduce the time that patients remain on mechanical ventilation. Many intensivists believe that our Trendcare system is a key tool to reduce costs and improve outcomes for ventilated patients. We will be reducing our cash burn and the expenses associated with the intermittent testing business while increasing cash as a result of the transaction. For some time now we have been saying that our one-of-a-kind TrendCare system was going to be our area of emphasis as a business. We will now be able to focus exclusively on this proprietary and unique product line.”

Kaysen added, “Diametrics will maintain a small US headquarters here in the Minneapolis/St. Paul area led by me, with all manufacturing, research and development and regulatory functions being based in our High Wycombe, United Kingdom facility. In addition to direct sales forces in the U.S., U.K. and Germany, we have and will continue to develop strong relationships with distributors in key countries around the world. We will be dedicated to executing on our business plan of developing our continuous monitoring business. We will focus on the neonatal marketplace with our Neotrend product. Subsequently, we will be developing the market for our Paratrend product in the pediatric and adult critical care markets and accelerating our efforts on Neurotrend with our exclusive distributor, Codman, a Johnson & Johnson company. Finally, we view our remaining business as a platform to which we hope to expand by making selective and strategic mergers and acquisitions.”

Important additional information will be filed with the SEC.

Diametrics plans to file with the SEC and mail to its shareholders a proxy statement in connection with the transaction. The proxy statement will contain important information about Diametrics, the transaction, and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Diametrics through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement and other documents as they become available from Diametrics by contacting David B. Kaysen, Diametrics’ Chief Executive Officer.

Diametrics and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transaction contemplated by the Asset Purchase Agreement. Information regarding the interests of the directors and executive officers of Diametrics in the transaction, if any, will be set forth in the proxy statement.

About Diametrics

Diametrics Medical is a leader in critical care technology. The Company’s products improve the quality of healthcare delivery by providing immediate, accurate and cost effective blood and tissue diagnostic information. Primary products include the IRMA SL blood analysis system; the TrendCare continuous blood gas monitoring system, including Paratrend and Neotrend for use with adult, pediatric and neonatal patients; the Neurotrend cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the company’s Web site, www.diametrics.com.

About ITC

ITC is wholly owned subsidiary of Thoratec, Inc. The company develops, manufactures and markets medical devices used in three distinct segments of the medical field. The Hemochron® product line provides point-of-care coagulation monitoring in operating rooms and cardiac catheterization labs. ITC is the technology leader in precision, automated skin-incision technology and manufactures the Tenderlett®, Tenderfoot® and Surgicutt® products for, fingerstick, infant heel incision, and bleeding-time measurements. The Hemochron and ProTime® microcoagulation system product lines monitor the effect of oral anticoagulation with a simple-to-use instrument for point-of-care, professional and patient self testing use.

Forward Looking Statements

Statements in this press release regarding the proposed transaction between Diametrics and ITC, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Diametrics’ management’s future expectations, beliefs, goals, plans, or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction. Such risks and uncertainties include without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance future growth. For further cautions regarding the risks of investing in Diametrics, we refer you to the documents Diametrics files from time to time with the SEC, particularly Diametrics’ Form 10-K filed March 31, 2003, Form 10-Q filed May 15, 2003, and the Proxy Statement relating to the transaction to be filed subsequently. Diametrics disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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